                                                                 EXHIBIT 5.2


June 15, 1999


EchoStar Communications Corporation
5701 South Santa Fe Drive
Littleton, Colorado 80120

     Re:  EchoStar Communications Corporation
          80,679 shares of Class A Common Stock
          to be sold pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to EchoStar Communications Corporation, a Nevada corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 with respect to 80,679 shares of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"). The Class A Common Stock was issued pursuant to an Agreement and Plan of Merger (the "Merger
Agreement") dated as of February 2, 1999 between the Company and EchoStar Acquisition Corporation, Media4, Inc., James A. Stratigos, Jr., Jeffrey J. Meyers, John M. Yakemovic, Alcatel C.I.T., S.A., Allen & Company,
Incorporated, Intel Corporation and SSE Telecom, Inc.

     In giving this opinion, we have reviewed copies of the Merger Agreement, the Registration Statement and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed. In such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the original document of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to us as original documents, the correctness of all statements of fact contained in all such original documents and the lack of any undisclosed termination, modification, waiver or amendment in respect of any document reviewed by us. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

     We are members of the bar of the State of New York and for purposes of this opinion, do not hold ourselves out as experts on the law of any jurisdiction other than the State of New York and the United States of America. Insofar as this opinion relates to or is dependent upon matters governed by the law of the State of Nevada, we have, with your consent, relied upon the opinion of Hale Lane Peek Dennison Howard and Anderson dated June 10, 1999.

     Based upon the foregoing, we are of the opinion that the shares of Class A Common Stock to be offered and sold pursuant to the Registration Statement are legally issued, fully paid and nonassessable.

     This opinion is delivered to you solely for your use in connection with the Registration Statement and may not be used or relied upon by you for any other purpose or by any other person without our prior written consent.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal matters" in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        Very truly yours,


                                        /s/ Winthrop, Stimson, Putnam & Roberts